EXHIBIT 99.1

Press Release dated June 2, 2005

PRESS RELEASE

ElkCorp Completes Divestiture of Ortloff Engineers, Ltd.

Dallas—(June 2, 2005)—ElkCorp (NYSE: ELK) announced today it has completed the sale of its subsidiary Ortloff Engineers, Ltd. (OEL) to Torgo, Ltd., a financial buyer based in Midland, Texas. The purchase price was approximately $13.6 million, after working capital adjustments. In addition to the cash payment, ElkCorp will retain $4.4 million in long-term license receivables and a portion of contingent license fees that could amount to as much as $2.1 million.

“We are pleased to announce the sale of our subsidiary Ortloff Engineers to Torgo, Ltd.,” said Thomas Karol, chairman and chief executive officer of ElkCorp. “We believe OEL is an excellent business and Torgo has the vision and leadership to position OEL for continued success.”

Mr. Karol continued, “The completion of the OEL divestiture is another step in our plan to focus ElkCorp on being a more complete building products company. The proceeds from the sale will assist us in our growth initiatives going forward. We believe focusing on our core competencies and investing in opportunities to grow within the building products industry is the right direction for our company and consistent with our vision for the future.”

About ElkCorp:

ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated revenue) and provides technologically advanced products and services to other industries. Each of ElkCorp’s principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (NYSE: ELK). See www.elkcorp.com for more information.

Safe Harbor Provisions
In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as “optimistic,” ”vision,” “outlook,” “believe,” “estimate,” “potential,” ”forecast,” “project,” “expect,” “anticipate,” “plan,” “predict,” “could,” “should,” “may,” “likely,” or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp’s actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company’s reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2004 and Form 10-Q for the quarter ended March 31, 2005.

Investor Relations Contact:
Stephanie Elwood
ElkCorp Investor Relations Manager
(972) 851-0472